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                                                                   EXHIBIT 10.16

                                   AGREEMENT


          This Agreement made and entered into the 23rd day of August, 1996 by and between Fuji Photo Film Co., Ltd., a corporation duly organized and existing under the laws of Japan and having its principal office at 26-30, Nishiazabu 2-chome, Minato-ku, Tokyo, Japan (hereinafter referred to as "FUJI") and Exigent Diagnostics, Inc., a corporation duly organized and existing under the laws of State of Delaware and having its principal office at 709 Swedeland Road, King of Prussia, Pennsylvania, the United States of America (hereinafter referred to as "EXIGENT"),

                                  WITNESSETH:

          Whereas FUJI has been engaged in, among other businesses, developing and manufacturing DRI-CHEM films and has proprietary technology and know-how related thereto;

          Whereas EXIGENT has been engaged in commercial lab business' in clinical diagnostic field and in developing a human diagnostic testing so-called Point of Care Testing system and has proprietary technology and know-how related thereto;

          Whereas FUJI and SmithKline Beecham Corporation, which is the predecessor of EXIGENT have executed the Letter of Intent dated March 19, 1996 to confirm the parties' intent to enter into a definitive agreement concerning supply of DRI-CHEM films, film-based chemistry tests and immunodiagnostic tests and exchange of various technology for use in Point of Care Testing system;

          NOW, THEREFORE, in consideration of the premises and their mutual covenants hereinafter set forth, the parties hereto agree as follows:

Article 1  Definitions
           -----------

     1.1. "POCT (Point of Care Testing)" shall mean a human or animal diagnostic testing performed in the immediate vicinity of the patient at the time a test sample is obtained. POCT shall exclude any diagnostic testing, which is performed at a central fixed laboratory within hospitals, other health care facilities or commercial laboratories.

     1.2. "FDC Film" shall mean films used in FUJI DRI-CHEM system applicable to the tests listed in Schedules A and B.

     1.3. "FUJI Technology" shall mean FUJI's technology, know-how and technical assistance relating to the use of FDC Film, including but not limited to the specifications of FDC Film, its quality assurance and other information listed in Schedule B, as may be amended from time to time by agreement of the parties.

     1.4. "EXIGENT POCT System" shall collectively mean a system and products thereof developed by EXIGENT for POCT, including but not limited to chemistry, immunochemistry, coagulation, and optionally hematology tests, test cartridge for separating blood and metering samples, analyzer(s) for said tests including data management components and software and a mobile cart.

     1.5. "EXIGENT Materials" shall mean the immunodiagnostic testing reagents, which utilize any of the technology EXIGENT has developed, or develops or acquires in the future, including but not limited to technology as to tests in Hemoglobin Alc, Digoxin and HCG.
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     1.6.  "Competing Instruments" shall mean diagnostic instruments and the disposables they use, which instruments and disposables are designed for use in POCT and which directly compete with the EXIGENT POCT System.

     1.7. "Southeast Asia" shall mean the People's Republic of China, the Republic of China, South Korea, Vietnam, Thailand, Myanmar, India, the Philippines, Indonesia, Malaysia and Singapore.

Article 2 Supply of FDC Film
          ------------------

     2.1. FUJI shall supply EXIGENT with and EXIGENT shall purchase from FUJI FDC Film for the development of EXIGENT POCT System in accordance with the terms and conditions detailed in Schedules D and E. The terms and conditions for supply of FDC Film to be required for marketing of EXIGENT POCT System shall be separately agreed upon between the parties hereto. The FDC Film applicable to the tests in Sodium, Potassium and Chloride shall be supplied to EXIGENT by FUJI in a slide form on which such FDC Film is mounted.

     2.2. EXIGENT shall supply FUJI with and FUJI shall purchase from EXIGENT EXIGENT Materials under the terms and conditions of a separate supply/purchase agreement in which the EXIGENT Materials shall be priced as the highest at cost plus fifty percent (50%) on CIF TOKYO basis.

     2.3. FUJI shall supply EXIGENT exclusively with FDC Film until December 31, 2003, provided that such exclusive supply shall be changed to non-exclusive supply if EXIGENT fails to obtain by December 31, 1999 approvals from the Food and Drug Administration ("FDA") which should be necessary for distribution of EXIGENT POCT system using FDC Film in the United States of America to professional market for more than eighty percent (80%) of the tests listed in Schedule A, B and G.

     2.4. In the event that exclusive supply is changed to non-exclusive supply under Article 2.3, FUJI shall supply EXIGENT with FDC Film in accordance with the terms and conditions to be separately agreed upon between the parties hereto.

     2.5. During the period of exclusive supply of FDC Film as provided in
Article 2.3, FUJI shall not supply FDC Film to any third party which the both parties hereto agree may develop and sell Competing Instruments.

     2.6. EXIGENT shall use FDC Film supplied by FUJI hereunder only for development of EXIGENT POCT System and shall not supply FDC Film to or use for any third party for any purpose.

     2.7. EXIGENT agrees that it shall use only FDC Film in its POCT System for those tests listed in Schedule A and B and shall not use other reagents or technologies for carrying out said tests and shall not be supplied with by any third party any chemistry reagents for development of EXIGENT POCT System or performance of the tests listed in Schedules A and B. For POCT Systems tests other than those listed in Schedules A and B, EXIGENT shall have
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the right to manufacture or purchase from others its needs for reagents or technologies for carrying out those tests.

     2.8. Nothing in this Article shall be construed to prohibit or otherwise affect FUJI's development for or distribution to any third party of FDC Film and FUJI Technology for use with any products other than Competing Instruments.
FUJI and EXIGENT further confirms that FUJI DRI-CHEM systems and their disposables shall in no event be construed as Competing Instruments and that FUJI shall in no way be restricted to market FUJI DRI-CHEM systems and their disposables.

Article 3 Inspection and Acceptance of FDC Film
          -------------------------------------

          Upon the receipt of FDC Film supplied by FUJI, EXIGENT shall promptly inspect the FDC Film in accordance with the standards mutually agreed upon between the parties as provided in Schedule D. Such inspection by EXIGENT shall be considered as final. In the event that EXIGENT finds during the inspection any defects in FDC Film that could be caused prior to the receipt thereof and it notifies FUJI to that effect within thirty (30) days of the receipt and returns such defective FDC Film to FUJI, FUJI shall replace such defective FDC Film with non-defective FDC Film without cost to EXIGENT. It is expressly agreed and understood that for such defective FDC Film FUJI shall assume no other or further liability of any kind whatsoever other than that expressly undertaken by it in Article 3.

Article 4 License Exchange
          ----------------

     4.1. FUJI shall from time to time during the term of this Agreement disclose to EXIGENT on a non-exclusive basis FUJI Technology, written or oral, to the extent that both EXIGENT and FUJI consider such disclosure is necessary for EXIGENT to develop test cartridge of EXIGENT POCT System which incorporates FDC Film supplied by FUJI (hereinafter referred to as "EXIGENT POCT Cartridge(s)"). EXIGENT shall use FUJI Technology so disclosed only for EXIGENT's development, manufacture and sale of EXIGENT POCT Cartridges and shall not use it for any other purpose than such development, manufacture and sale.

     4.2. FUJI shall grant EXIGENT a fully paid-up, non-exclusive license in the world excluding Japan to make, have made, use, sell and offer to sell EXIGENT POCT Cartridges under FUJI's patents directed to FDC Film and under FUJI's other rights directed to FUJI Technology disclosed to EXIGENT.

     4.3. In exchange for the rights and licenses granted by FUJI in accordance with Article 4.1 and 4.2 above, EXIGENT shall grant FUJI:

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               (1)  a fully paid-up, irrevocable, worldwide, exclusive license during the term of this Agreement, and a royalty-bearing, worldwide, exclusive license thereafter, to make, have made, use, sell and offer to sell any dry reagents under EXIGENT's patents which are directed to the tests listed in Schedule A and B and which are applied and issued based on inventions made during EXIGENT's development and/or manufacture of EXIGENT POCT Cartridges. The royalty of the royalty-bearing license above shall be established in good faith negotiation by the parties hereto; provided, however, that an amount of the royalty shall be reasonable and favorable to FUJI compared with a similar license to the others. In spite of FUJI's exclusive license, EXIGENT itself shall be able to make, have made, use, sell and offer to sell any dry reagents under EXIGENT's said patents;

               (2) a fully paid-up, exclusive sub-license in Japan and a fully paid-up, non-exclusive sub-license in the rest of the world during the term of this Agreement, and a royalty-bearing, exclusive sub-license in Japan and a royalty-bearing, non-exclusive sub-license in the rest of the world thereafter, to make, have made, use, sell and offer to sell any dry reagents for immunoassays under EXIGENT's right to grant such sublicense which right EXIGENT has acquired, acquires or will acquire from any third party(s) under such third party(s)'s patent(s). The royalty of the royalty-bearing license above shall be established in good faith negotiation by the parties hereto; provided, however, that an amount of the royalty shall be reasonable and favorable to FUJI compared with a similar license to the others. EXIGENT shall make best efforts to acquire such right from such third party(s) in case EXIGENT acquires a license under such patent(s); and

               (3) upon FUJI's request, a royalty-bearing, world-wide license to make, have made, use, sell and offer to sell any dry reagents for coagulation under EXIGENT's patent(s) and/or know-how applied or acquired before termination of this Agreement. In case that EXIGENT acquires before termination of this Agreement from any third party(s) a right to grant sub-licenses under such third party(s)'s patents and/or know-how regarding coagulation, EXIGENT also shall grant FUJI a sub-license under such right, upon FUJI's request. Other terms and conditions of the license and/or the sub-license shall be established in good faith negotiation by the parties hereto; provided, however, that an amount of royalty shall be reasonable and favorable to FUJI compared with a similar license to the others.

Article 5 Development of EXIGENT POCT System
          ----------------------------------

          EXIGENT shall make best efforts to develop and complete EXIGENT POCT System which incorporates FDC Film and/or FUJI Technology supplied hereunder in accordance with the time schedule provided in Schedule H. During the term of this Agreement, EXIGENT shall submit to FUJI a report in writing every three months that describes the progress of development of EXIGENT POCT System. FUJI and EXIGENT shall discuss the schedule of development of EXIGENT POCT System if FUJI considers it necessary.

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Article 6 Distribution Rights
          -------------------

          EXIGENT shall grant FUJI right of the first refusal to distribute EXIGENT POCT System exclusively in Japan and non-exclusively in Southeast Asia subject to a distribution agreement to be negotiated separately. Such distribution agreement shall include, among other terms and conditions, an indemnification by EXIGENT with regard to EXIGENT POCT System which indemnification shall be the same as that provided in Articles 7.4 and 7.5 below.

Article 7 Indemnification
          ---------------

     7.1. FUJI shall indemnify and hold EXIGENT harmless from and against any damages and costs incurred by EXIGENT which arises out of any claim or legal action threatened or taken by any third party alleging that EXIGENT's use and/or sale of FDC Film supplied by FUJI under this Agreement constitutes an infringement of any intellectual property right of such third party, provided that EXIGENT shall promptly notify FUJI of such claim or legal action in writing, give FUJI sole control and authority with respect to the defense or settlement of any such claim or legal action, and give FUJI reasonable assistance with respect to the defense or settlement of any such claim or legal action. FUJI shall have the right, with respect to any FDC Film supplied to EXIGENT under this Agreement which becomes or is likely to become the subject of such claim or legal action, to replace or modify such FDC Film, or in case injunction is granted by court or FDC to withhold further shipment of such FDC Film. The indemnification above shall be applied also to any claim or legal action threatened or taken by any third party alleging that EXIGENT's use and/or sale of FDC Film which is to be supplied by FUJI to EXIGENT under a separate agreement regarding supply of FDC Film to be required for marketing of EXIGENT POCT System.

     7.2. The provision of Article 7.1 shall not apply in case where the infringement exists as a result of:

               (1) any combination of FDC Film with other material(s), part(s) or product(s) which is not supplied by FUJI;

               (2)  any use of FDC Film which is not intended by FUJI;

               (3) any modification of FDC Film made by any party other than FUJI; or

               (4) EXIGENT's breach of this Agreement, or any act or negligence of EXIGENT, its employee or agent.

     7.3. Notwithstanding the provision of Article 7.1, FUJI shall in no event be liable for:

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               (1)  consequential or incidental damages; or

               (2)  labor costs or lost profits.

     7.4. EXIGENT shall indemnify and hold FUJI harmless from and against any damages and costs incurred by FUJI which arises out of any claim or legal action threatened or taken by any third party alleging that FUJI's use and/or sale of EXIGENT Materials supplied by EXIGENT under this Agreement constitutes an infringement of any intellectual property right of such third party, provided that FUJI shall promptly notify EXIGENT of such claim or legal action in writing, give EXIGENT sole control and authority with respect to the defense or settlement of any such claim or legal action, and give EXIGENT reasonable assistance with respect to the defense or settlement of any such claim or legal action. EXIGENT shall have the right, with respect to any EXIGENT Materials supplied to EXIGENT under this Agreement which become or are likely to become the subject of such claim or legal action, to replace or modify such EXIGENT Materials or to withhold further shipment of such EXIGENT Materials.

     7.5. The provision of Article 7.4 shall not apply in case where the infringement exists as a result of:

               (1) any combination of EXIGENT Materials with other materials, part(s) or product(s) which is not supplied by EXIGENT;

               (2) any use of EXIGENT Materials which is not intended by EXIGENT;

               (3) any modification of EXIGENT Materials made by any party other than EXIGENT; or

               (4) FUJI's breach of this Agreement, or any act or negligence of FUJI, its employee or agent.

     7.6. Notwithstanding the provision of Article 7.4, EXIGENT shall in no event be liable for:

               (1)  consequential or incidental damages; or

               (2)  labor costs or lost profits.

Article 8 Regulatory Approvals
          --------------------

     8.1. FUJI shall comply with FDA's Good Manufacturing Practices in manufacturing and supplying FDC Films to EXIGENT hereunder.

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     8.2.   If FUJI is granted an exclusive right to distribute the EXIGENT POCT
System in a country, FUJI shall obtain all regulatory approvals required for marketing EXIGENT POCT System in any country.

     8.3. EXIGENT shall obtain all regulatory approvals required for marketing EXIGENT POCT System in any other countries or areas than those for which FUJI shall do under Article 8.2.

Article 9   Confidentiality
            ---------------

     9.1. Each party shall hold in confidence this Agreement and any and all proprietary technical and business information furnished or disclosed by the other party hereunder, and shall not use such information for any other purpose than that provided herein.

     9.2. The confidential obligation provided in Article 14.1 shall not apply to:

               (1) information which is known to the public or generally available to the public prior to the date it is received;

               (2) information which is known to the receiving party prior to the date it is received from the other party;

               (3) information which becomes known to the public or generally available to the public after the date it is received through no fault of the receiving party;

               (4) information which the receiving party obtains without restriction on disclosure from a third party having a bona fide right to disclose such information; or

               (5) information which must be disclosed by law or regulation in order to obtain approval to sell EXIGENT POCT System, or otherwise required to be disclosed by law, regulation or court order.

Article 10  Term
            ----

            This Agreement shall continue in full force and effect until December 31, 2003 from the date first above written, and will automatically be renewed for additional periods of one (1) year, unless either party notifies the other party of its intention not to renew this Agreement in writing at least six
(6) months before the expiration of the initial term or any successive renewal term of this Agreement.

Article 11  Termination
            -----------

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     11.1.  In the event that FUJI decides to discontinue manufacturing and marketing FDC Film, FUJI may terminate this Agreement by giving a written one year notice to EXIGENT, provided that, to protect the welfare of the customers of EXIGENT POCT Systems sold by EXIGENT before such termination, FUJI shall consult with EXIGENT and establish the necessary measures to be taken, to ensure that EXIGENT has continued access to FDC Film and FUJI Technology, before such termination.

     11.2. In the event that either party is adjudicated bankrupt or insolvent, or enters into an agreement for the benefit of creditors, or in the event that a petition in bankruptcy or for corporate reorganization or for any similar relief shall be filed by or against either party hereto or receiver is appointed with respect to any of the assets of either party, or if all or a significant part of the assets of either party are transferred to a third party, then the other party hereto may immediately terminate this Agreement by giving written notice to that effect.

     11.3. In the event that there arises a material change in control or ownership of either party which would adversely affect the transaction hereunder between the parties hereto, specifically as regards an acquisition by a competitor whose resulting access to the trade secrets, confidential information, know-how or patent rights licensed hereunder would result in a loss of competitive advantage, or a competitor that sells competing dry film technology for chemistry tests, the other party may, at its sole discretion, immediately terminate this Agreement by giving a written notice to such party.

     11.4. In the event that either party breaches or fails to perform any of material obligations, terms or conditions of this Agreement or Individual Agreement and fails to cure such breach or default within thirty (30) days after its receipt from the other party of written notice specifying the nature of such breach or default, the other party may, without prejudice to any other remedies available to it hereunder or under law or otherwise, terminate this Agreement effective immediately by giving the defaulting party written notice to that effect.

     11.5. Termination of this Agreement shall not affect or diminish in any way either party's rights, duties or obligations under any other agreements between the parties, nor shall the breach or cancellation of any other agreements between the parties affect or diminish in any way either party's rights, duties or obligations under this Agreement.

Article 12  Force Majeure
            -------------

            Neither party hereto shall in any way be held liable to the other party for any loss or damage sustained by the other party due to any failure or delay on its part in performance of this Agreement caused by force majeure, such as but not limited to strikes, lock outs, sabotage, fires, explosions, floods, elements, acts of God, wars, hostilities, civil commotions, riots, acts, regulations or orders of any governmental agency or authority, epidemics, and any other

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circumstances, whether similar or dissimilar to any at the foregoing, beyond reasonable control of the first party.

Article 13  Surviving Clauses
            -----------------

            The provisions of Article 4.3(i), (ii) and (iii), 6, 7, 9, 14.4, 14.5, 14.6 and 14.7 shall survive any termination or expiration of this Agreement.

Article 14  General Provisions
            ------------------

     14.1. If any provision of this Agreement is held to be ineffective, unenforceable or illegal for any reason, such decision shall not affect the validity or enforceability of any or all of the remaining portions hereof.

     14.2. This Agreement constitutes the entire agreement between the parties as to the subject matter hereof, and supersedes and replaces all prior or contemporaneous agreement, written or oral, regarding such subject matter.

     14.3. No amendment or modification of this Agreement shall be valid unless set forth in a writing stating that it is such an amendment or modification and signed by an authorized representative of each of the parties hereto.

     14.4. This Agreement shall inure to the benefit of and be binding upon any successors or assigns of either party hereto; however neither party may transfer or assign this Agreement or any of its rights or obligations hereunder without the prior written consent of the other party.

     14.5. Any and all disputes, controversies or differences arising between the parties hereto out of or in relation to this Agreement or for any breach thereof which cannot be amicably settled between the parties hereto shall be finally settled by arbitration in Tokyo, Japan in accordance with the Rules of Conciliation and Arbitration of the International Chamber of Commerce. Any award of the arbitration shall be final and conclusive and binding upon the parties hereto.

     14.6. This Agreement and its validity, performance and interpretation shall be governed by the laws of Japan.

     14.7. Any notice required or permitted by either party hereunder shall be made in writing and shall be delivered in person, sent by registered mail or sent by facsimile with confirmation by registered mail within ten (10) days to the respective party as follows:

            FUJI:  Fuji Photo Film Co., Ltd.
                   11-46, Senzui 3-chome

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               Asaka-shi, Saitama 351, Japan
               Attention : Mr. Junichi Matsuyama
                         (Associate Director)
               Fax number:  81-468-468-2307

          EXIGENT:  Exigent Diagnostics, Inc.
                    709 Swedeland Road
                    King of Prussia, PA 19406, USA
                    Attention : Mr. W. Vickery Stoughton
                               (Chairman & C.E.O.)
                    Fax number: 1-610-270-6150


          IN WITNESS WHEREOF the parties have caused this Agreement to be executed by their authorized representatives.


Fuji Photo Film, Co., Ltd.            Exigent Diagnostics, Inc.
Title: Associate Director             Title:  Chairman & C.E.O.

By: /s/ Junichi Matsuyama             By:/s/ W. Vickery Stoughton
    ------------------------------       ----------------------------
        Junichi Matsuyama                    W. Vickery Stoughton

Date: September 10, 1996              Date: August 23, 1996

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